--------------------------
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                                                      --------------------------
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                                                      hours per response......11
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*


                            British Energy Group plc
--------------------------------------------------------------------------------
                                (Name of Issuer)

                            Ordinary Shares 10p each
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                           GB00B04QKW59 (ISIN Number)
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                January 17, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 28 Pages
                         Exhibit Index Found on Page 27

                                       13G
======================
CUSIP No. GB00B04QKW59
======================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  **       The  reporting  persons  making  this  filing  may be
                           deemed the beneficial owners of an aggregate of 29,716,358 Ordinary Shares, which is 5.3% of the class of securities. The reporting person on this cover page, however, may be deemed the beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
     NUMBER OF          ------------============================================
                                    SHARED VOTING POWER
      SHARES                6
   BENEFICIALLY                     7,967,840 Ordinary Shares
     OWNED BY                       [See Preliminary Note]
                        ------------============================================
       EACH                         SOLE DISPOSITIVE POWER
                            7
     REPORTING                      -0-
    PERSON WITH         ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    7,967,840 Ordinary Shares
                                    [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            7,967,840 Ordinary Shares [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.4% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                               Page 2 of 28 Pages

                                       13G
======================
CUSIP No. GB00B04QKW59
======================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  **       The  reporting  persons  making  this  filing  may be
                           deemed the beneficial owners of an aggregate of 29,716,358 Ordinary Shares, which is 5.3% of the class of securities. The reporting person on this cover page, however, may be deemed the beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
     NUMBER OF          ------------============================================
                                    SHARED VOTING POWER
      SHARES                6
   BENEFICIALLY                     6,386,860 Ordinary Shares
     OWNED BY                       [See Preliminary Note]
                        ------------============================================
       EACH                         SOLE DISPOSITIVE POWER
                            7
     REPORTING                      -0-
    PERSON WITH         ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    6,386,860 Ordinary Shares
                                    [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            6,386,860 Ordinary Shares  [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.1% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                               Page 3 of 28 Pages

                                       13G
======================
CUSIP No. GB00B04QKW59
======================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  **       The  reporting  persons  making  this  filing  may be
                           deemed the beneficial owners of an aggregate of 29,716,358 Ordinary Shares, which is 5.3% of the class of securities. The reporting person on this cover page, however, may be deemed the beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
     NUMBER OF          ------------============================================
                                    SHARED VOTING POWER
      SHARES                6
   BENEFICIALLY                     788,468 Ordinary Shares
     OWNED BY                       [See Preliminary Note]
                        ------------============================================
       EACH                         SOLE DISPOSITIVE POWER
                            7
     REPORTING                      -0-
    PERSON WITH         ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    788,468 Ordinary Shares
                                    [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            788,468 Ordinary Shares  [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.1% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                               Page 4 of 28 Pages

                                       13G
======================
CUSIP No. GB00B04QKW59
======================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  **       The  reporting  persons  making  this  filing  may be
                           deemed the beneficial owners of an aggregate of 29,716,358 Ordinary Shares, which is 5.3% of the class of securities. The reporting person on this cover page, however, may be deemed the beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
     NUMBER OF          ------------============================================
                                    SHARED VOTING POWER
      SHARES                6
   BENEFICIALLY                     682,779 Ordinary Shares
     OWNED BY                       [See Preliminary Note]
                        ------------============================================
       EACH                         SOLE DISPOSITIVE POWER
                            7
     REPORTING                      -0-
    PERSON WITH         ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    682,779 Ordinary Shares
                                    [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            682,779 Ordinary Shares [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.1% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                               Page 5 of 28 Pages

                                       13G
======================
CUSIP No. GB00B04QKW59
======================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  **       The  reporting  persons  making  this  filing  may be
                           deemed the beneficial owners of an aggregate of 29,716,358 Ordinary Shares, which is 5.3% of the class of securities. The reporting person on this cover page, however, may be deemed the beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            New York
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
     NUMBER OF          ------------============================================
                                    SHARED VOTING POWER
      SHARES                6
   BENEFICIALLY                     226,638 Ordinary Shares
     OWNED BY                       [See Preliminary Note]
                        ------------============================================
       EACH                         SOLE DISPOSITIVE POWER
                            7
     REPORTING                      -0-
    PERSON WITH         ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    226,638 Ordinary Shares
                                    [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            226,638 Ordinary Shares [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.0% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                               Page 6 of 28 Pages

                                       13G
======================
CUSIP No. GB00B04QKW59
======================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  **       The  reporting  persons  making  this  filing  may be
                           deemed the beneficial owners of an aggregate of 29,716,358 Ordinary Shares, which is 5.3% of the class of securities. The reporting person on this cover page, however, may be deemed the beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
     NUMBER OF          ------------============================================
                                    SHARED VOTING POWER
      SHARES                6
   BENEFICIALLY                     13,663,773 Ordinary Shares
     OWNED BY                       [See Preliminary Note]
                        ------------============================================
       EACH                         SOLE DISPOSITIVE POWER
                            7
     REPORTING                      -0-
    PERSON WITH         ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    13,663,773 Ordinary Shares
                                    [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            13,663,773 Ordinary Shares [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.4% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IA, OO
------------====================================================================


                               Page 7 of 28 Pages

                                       13G
======================
CUSIP No. GB00B04QKW59
======================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  **       The  reporting  persons  making  this  filing  may be
                           deemed the beneficial owners of an aggregate of 29,716,358 Ordinary Shares, which is 5.3% of the class of securities. The reporting person on this cover page, however, may be deemed the beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
     NUMBER OF          ------------============================================
                                    SHARED VOTING POWER
      SHARES                6
   BENEFICIALLY                     16,052,585 Ordinary Shares
     OWNED BY                       [See Preliminary Note]
                        ------------============================================
       EACH                         SOLE DISPOSITIVE POWER
                            7
     REPORTING                      -0-
    PERSON WITH         ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    16,052,585 Ordinary Shares
                                    [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            16,052,585 Ordinary Shares [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.9% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================


                               Page 8 of 28 Pages

                                       13G
======================
CUSIP No. GB00B04QKW59
======================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  **       The  reporting  persons  making  this  filing  may be
                           deemed the beneficial owners of an aggregate of 29,716,358 Ordinary Shares, which is 5.3% of the class of securities. The reporting person on this cover page, however, may be deemed the beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
     NUMBER OF          ------------============================================
                                    SHARED VOTING POWER
      SHARES                6
   BENEFICIALLY                     29,716,358 Ordinary Shares
     OWNED BY                       [See Preliminary Note]
                        ------------============================================
       EACH                         SOLE DISPOSITIVE POWER
                            7
     REPORTING                      -0-
    PERSON WITH         ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    29,716,358 Ordinary Shares
                                    [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            29,716,358 Ordinary Shares [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 9 of 28 Pages

                                       13G
======================
CUSIP No. GB00B04QKW59
======================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  **       The  reporting  persons  making  this  filing  may be
                           deemed the beneficial owners of an aggregate of 29,716,358 Ordinary Shares, which is 5.3% of the class of securities. The reporting person on this cover page, however, may be deemed the beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
     NUMBER OF          ------------============================================
                                    SHARED VOTING POWER
      SHARES                6
   BENEFICIALLY                     29,716,358 Ordinary Shares
     OWNED BY                       [See Preliminary Note]
                        ------------============================================
       EACH                         SOLE DISPOSITIVE POWER
                            7
     REPORTING                      -0-
    PERSON WITH         ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    29,716,358 Ordinary Shares
                                    [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            29,716,358 Ordinary Shares [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 10 of 28 Pages

                                       13G
======================
CUSIP No. GB00B04QKW59
======================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  **       The  reporting  persons  making  this  filing  may be
                           deemed the beneficial owners of an aggregate of 29,716,358 Ordinary Shares, which is 5.3% of the class of securities. The reporting person on this cover page, however, may be deemed the beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
     NUMBER OF          ------------============================================
                                    SHARED VOTING POWER
      SHARES                6
   BENEFICIALLY                     29,716,358 Ordinary Shares
     OWNED BY                       [See Preliminary Note]
                        ------------============================================
       EACH                         SOLE DISPOSITIVE POWER
                            7
     REPORTING                      -0-
    PERSON WITH         ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    29,716,358 Ordinary Shares
                                    [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            29,716,358 Ordinary Shares [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 11 of 28 Pages

                                       13G
======================
CUSIP No. GB00B04QKW59
======================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  **       The  reporting  persons  making  this  filing  may be
                           deemed the beneficial owners of an aggregate of 29,716,358 Ordinary Shares, which is 5.3% of the class of securities. The reporting person on this cover page, however, may be deemed the beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
     NUMBER OF          ------------============================================
                                    SHARED VOTING POWER
      SHARES                6
   BENEFICIALLY                     29,716,358 Ordinary Shares
     OWNED BY                       [See Preliminary Note]
                        ------------============================================
       EACH                         SOLE DISPOSITIVE POWER
                            7
     REPORTING                      -0-
    PERSON WITH         ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    29,716,358 Ordinary Shares
                                    [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            29,716,358 Ordinary Shares [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 12 of 28 Pages

                                       13G
======================
CUSIP No. GB00B04QKW59
======================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  **       The  reporting  persons  making  this  filing  may be
                           deemed the beneficial owners of an aggregate of 29,716,358 Ordinary Shares, which is 5.3% of the class of securities. The reporting person on this cover page, however, may be deemed the beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
     NUMBER OF          ------------============================================
                                    SHARED VOTING POWER
      SHARES                6
   BENEFICIALLY                     29,716,358 Ordinary Shares
     OWNED BY                       [See Preliminary Note]
                        ------------============================================
       EACH                         SOLE DISPOSITIVE POWER
                            7
     REPORTING                      -0-
    PERSON WITH         ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    29,716,358 Ordinary Shares
                                    [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            29,716,358 Ordinary Shares [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 13 of 28 Pages

                                       13G
======================
CUSIP No. GB00B04QKW59
======================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  **       The  reporting  persons  making  this  filing  may be
                           deemed the beneficial owners of an aggregate of 29,716,358 Ordinary Shares, which is 5.3% of the class of securities. The reporting person on this cover page, however, may be deemed the beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
     NUMBER OF          ------------============================================
                                    SHARED VOTING POWER
      SHARES                6
   BENEFICIALLY                     29,716,358 Ordinary Shares
     OWNED BY                       [See Preliminary Note]
                        ------------============================================
       EACH                         SOLE DISPOSITIVE POWER
                            7
     REPORTING                      -0-
    PERSON WITH         ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    29,716,358 Ordinary Shares
                                    [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            29,716,358 Ordinary Shares [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 14 of 28 Pages

                                       13G
======================
CUSIP No. GB00B04QKW59
======================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  **       The  reporting  persons  making  this  filing  may be
                           deemed the beneficial owners of an aggregate of 29,716,358 Ordinary Shares, which is 5.3% of the class of securities. The reporting person on this cover page, however, may be deemed the beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
     NUMBER OF          ------------============================================
                                    SHARED VOTING POWER
      SHARES                6
   BENEFICIALLY                     29,716,358 Ordinary Shares
     OWNED BY                       [See Preliminary Note]
                        ------------============================================
       EACH                         SOLE DISPOSITIVE POWER
                            7
     REPORTING                      -0-
    PERSON WITH         ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    29,716,358 Ordinary Shares
                                    [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            29,716,358 Ordinary Shares [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 15 of 28 Pages

                                       13G
======================
CUSIP No. GB00B04QKW59
======================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  **       The  reporting  persons  making  this  filing  may be
                           deemed the beneficial owners of an aggregate of 29,716,358 Ordinary Shares, which is 5.3% of the class of securities. The reporting person on this cover page, however, may be deemed the beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
     NUMBER OF          ------------============================================
                                    SHARED VOTING POWER
      SHARES                6
   BENEFICIALLY                     29,716,358 Ordinary Shares
     OWNED BY                       [See Preliminary Note]
                        ------------============================================
       EACH                         SOLE DISPOSITIVE POWER
                            7
     REPORTING                      -0-
    PERSON WITH         ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    29,716,358 Ordinary Shares
                                    [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            29,716,358 Ordinary Shares [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 16 of 28 Pages

                                       13G
======================
CUSIP No. GB00B04QKW59
======================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  **       The  reporting  persons  making  this  filing  may be
                           deemed the beneficial owners of an aggregate of 29,716,358 Ordinary Shares, which is 5.3% of the class of securities. The reporting person on this cover page, however, may be deemed the beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
     NUMBER OF          ------------============================================
                                    SHARED VOTING POWER
      SHARES                6
   BENEFICIALLY                     29,716,358 Ordinary Shares
     OWNED BY                       [See Preliminary Note]
                        ------------============================================
       EACH                         SOLE DISPOSITIVE POWER
                            7
     REPORTING                      -0-
    PERSON WITH         ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    29,716,358 Ordinary Shares
                                    [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            29,716,358 Ordinary Shares [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 17 of 28 Pages

                                       13G
======================
CUSIP No. GB00B04QKW59
======================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  **       The  reporting  persons  making  this  filing  may be
                           deemed the beneficial owners of an aggregate of 29,716,358 Ordinary Shares, which is 5.3% of the class of securities. The reporting person on this cover page, however, may be deemed the beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
     NUMBER OF          ------------============================================
                                    SHARED VOTING POWER
      SHARES                6
   BENEFICIALLY                     29,716,358 Ordinary Shares
     OWNED BY                       [See Preliminary Note]
                        ------------============================================
       EACH                         SOLE DISPOSITIVE POWER
                            7
     REPORTING                      -0-
    PERSON WITH         ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    29,716,358 Ordinary Shares
                                    [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            29,716,358 Ordinary Shares [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 18 of 28 Pages

                                       13G
======================
CUSIP No. GB00B04QKW59
======================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  **       The  reporting  persons  making  this  filing  may be
                           deemed the beneficial owners of an aggregate of 29,716,358 Ordinary Shares, which is 5.3% of the class of securities. The reporting person on this cover page, however, may be deemed the beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
     NUMBER OF          ------------============================================
                                    SHARED VOTING POWER
      SHARES                6
   BENEFICIALLY                     29,716,358 Ordinary Shares
     OWNED BY                       [See Preliminary Note]
                        ------------============================================
       EACH                         SOLE DISPOSITIVE POWER
                            7
     REPORTING                      -0-
    PERSON WITH         ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    29,716,358 Ordinary Shares
                                    [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            29,716,358 Ordinary Shares [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 19 of 28 Pages

                                       13G
======================
CUSIP No. GB00B04QKW59
======================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  **       The  reporting  persons  making  this  filing  may be
                           deemed the beneficial owners of an aggregate of 29,716,358 Ordinary Shares, which is 5.3% of the class of securities. The reporting person on this cover page, however, may be deemed the beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
     NUMBER OF          ------------============================================
                                    SHARED VOTING POWER
      SHARES                6
   BENEFICIALLY                     29,716,358 Ordinary Shares
     OWNED BY                       [See Preliminary Note]
                        ------------============================================
       EACH                         SOLE DISPOSITIVE POWER
                            7
     REPORTING                      -0-
    PERSON WITH         ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    29,716,358 Ordinary Shares
                                    [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            29,716,358 Ordinary Shares [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 20 of 28 Pages

         Preliminary Note: The Reporting Persons (as defined below) are filing this Schedule 13G with respect to the Ordinary Shares, 10p each, (the "Ordinary Shares") of British Energy Group plc (the "Company"). Certain of the Reporting Persons own, in aggregate, 29,702,183 Ordinary Shares. In addition, certain of the Reporting Persons own, in aggregate, Warrants issued by the Company ("Warrants") which are immediately exercisable for an aggregate of 14,175 Ordinary Shares. If all of such Warrants were exercised, the Reporting Persons would own, in aggregate, 29,716,358 Ordinary Shares. All numbers and percentages contained in this Schedule 13G represent Ordinary Shares and not Warrants
(unless stated otherwise). For information regarding the Warrants, see the Company's Form 6-K filed by the Company with the SEC on January 26, 2005.


Item 1.  Issuer
         ------

         (a)      Name of Issuer:
                  --------------

                  British Energy Group plc

         (b)      Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  3 Redwood Crescent, Peel Park, East Kilbride, G74 5PR, United Kingdom

Item 2.  Identity And Background
         -----------------------

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
         ----------------------------------------------------------------

         This statement relates to Ordinary Shares, 10p each, of the Company. The ISIN number of the Ordinary Shares is GB00B04QKW59.

         Name Of Persons Filing, Address Of Principal Business Office And
         ----------------------------------------------------------------
         Citizenship (Item 2(a), (b) and (c))
         ------------------------------------

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."


                              Page 21 of 28 Pages

         The Partnerships
         ----------------

                  (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Ordinary Shares beneficially owned by it through its ownership of Ordinary Shares and Warrants;

                  (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Ordinary Shares beneficially owned by it through its ownership of Ordinary Shares and Warrants;

                  (iii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Ordinary Shares beneficially owned by it through its ownership of Ordinary Shares and Warrants;

                  (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Ordinary Shares beneficially owned by it through its ownership of Ordinary Shares and Warrants; and

                   (v) Tinicum Partners, L.P., a New York limited partnership ("Tinicum"), with respect to the Ordinary Shares beneficially owned by it through its ownership of Ordinary Shares and Warrants.

         FCP, FCIP, FCIP II, FCIP III and Tinicum are together referred to herein as the "Partnerships."

         The Management Company
         ----------------------

                  (vi) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Ordinary Shares beneficially owned by certain accounts managed by the Management Company (the "Managed Accounts") through their ownership of Ordinary Shares and Warrants.

         The General Partner Of The Partnerships
         ---------------------------------------

                  (vii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Ordinary Shares beneficially owned by each of the Partnerships through their ownership of Ordinary Shares and Warrants;

         The Managing Members Of the General Partner And The Management Company
         ----------------------------------------------------------------------

                  (viii) The following persons who are managing members of both the General Partner and the Management Company, with respect to the Ordinary Shares beneficially owned by the Partnerships and the Managed Accounts: Chun


                              Page 22 of 28 Pages

                         R. Ding ("Ding"), Joseph F. Downes ("Downes"), William
                         F. Duhamel ("Duhamel"), Charles E. Ellwein ("Ellwein"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Rajiv A. Patel ("Patel"), Derek C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Ding, Downes, Duhamel, Ellwein, Fried, Landry, Mellin, Millham, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

         The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen. The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111.

Item 3.  If This Statement Is Filed Pursuant To Sections 240.13d-1(b) or
         ---------------------------------------------------------------
         240.13d-2(b) or (c), Check Whether The Person Filing Is An Entity
         -----------------------------------------------------------------
         Specified in (a) - (j):
         -----------------------

                  Not Applicable.

         If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This
         -----------------------------------------------------------------------
         Box. [X]
         ----

Item 4.  Ownership
         ---------

         The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

         The Ordinary Shares reported hereby for the Partnerships are beneficially owned by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are beneficially owned by the Managed Accounts through their ownership of Ordinary Shares and Warrants. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Ordinary Shares beneficially owned by the Partnerships through their ownership of Ordinary Shares and Warrants. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Ordinary Shares beneficially owned by the Managed Accounts through their ownership of Ordinary Shares and Warrants. The Individual Reporting Persons, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such Ordinary Shares beneficially owned by the Partnerships and the Managed Accounts through such entities' ownership of Ordinary Shares and Warrants. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Ordinary Shares.


                              Page 23 of 28 Pages

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

                  Not Applicable.

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

                  Not Applicable.

Item 7.  Identification And Classification Of The Subsidiary Which Acquired The
         ----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding Company
         --------------------------------------------------------

                  Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

                  The Reporting Persons are filing this Schedule 13G pursuant to Rule 13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

                  Not Applicable.

Item 10. Certification
         -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 24 of 28 Pages

                                   SIGNATURES
                                   ----------


         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  January 27, 2005


                          /s/ Monica R. Landry
                     ----------------------------------------
                     FARALLON PARTNERS, L.L.C.,
                     on its own behalf and as General Partner of
                     FARALLON CAPITAL PARTNERS, L.P.,
                     FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.
                     By Monica R. Landry,
                     Managing Member


                          /s/ Monica R. Landry
                     ----------------------------------------
                     FARALLON CAPITAL MANAGEMENT, L.L.C.,
                     By Monica R. Landry,
                     Managing Member


                          /s/ Monica R. Landry
                     ----------------------------------------
                     Monica R. Landry, individually and as attorney-in-fact for each of Chun R. Ding, Joseph F. Downes,
                     William F. Duhamel, Charles E. Ellwein, Richard B. Fried, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

         The Powers of Attorney, each executed by Joseph F. Downes, William F. Duhamel, Richard B. Fried, William F. Mellin, Stephen L. Millham, Thomas F. Steyer and Mark C. Wehrly authorizing Monica R. Landry to sign and file this
Schedule 13G on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing Monica R. Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is hereby incorporated by reference. The Powers of Attorney executed by each of Charles E. Ellwein and Rajiv A. Patel authorizing Landry to sign and file this Schedule


                              Page 25 of 28 Pages

13G on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference.






                              Page 26 of 28 Pages

                                  EXHIBIT INDEX

EXHIBIT 1                        Joint Acquisition Statement Pursuant to Section
                                 240.13d1(k)






                              Page 27 of 28 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13G

                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)
                        --------------------------------

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  January 27, 2005


                           /s/ Monica R. Landry
                      ----------------------------------------
                      FARALLON PARTNERS, L.L.C.,
                      on its own behalf and as General Partner of
                      FARALLON CAPITAL PARTNERS, L.P.,
                      FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                      By Monica R. Landry,
                      Managing Member


                           /s/ Monica R. Landry
                      ----------------------------------------
                      FARALLON CAPITAL MANAGEMENT, L.L.C.,
                      By Monica R. Landry,
                      Managing Member


                           /s/ Monica R. Landry
                      ----------------------------------------
                      Monica R. Landry, individually and as attorney-in-fact for each of Chun R. Ding, Joseph F. Downes,
                      William F. Duhamel, Charles E. Ellwein, Richard B. Fried, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.



                              Page 28 of 28 Pages